UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

GREENLIGHT CAPITAL RE, LTD.

(Exact name of registrant as specified in its charter)

Cayman Islands	Not applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
65 Market Street, Suite 1207, Jasmine Court
P.O. Box 31110
Camana Bay
Grand Cayman, KY1-1205
Cayman Islands

(Address of Principal Executive Offices) (Zip Code)

Greenlight Capital Re, Ltd. 2023 Omnibus Incentive Plan

(Full title of the plan)
Corporation Service Company
19 West 44th Street
Suite 200
New York, New York 10036

(Name and address of agent for service)
(800) 927-9800

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐	Smaller reporting company ☐

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Part I of Form S-8 is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the “Note” to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the Greenlight Capital Re, Ltd. 2023 Omnibus Incentive Plan as required by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents, which were previously filed by Greenlight Capital Re, Ltd., a company incorporated under the laws of the Cayman Islands (the “Registrant”) with the Securities and Exchange Commission (the “Commission”), are incorporated by reference herein and shall be deemed to be part hereof:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed pursuant to Section 13(a) of the Securities and Exchange Act of 1934 (the “Exchange Act”);

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2023;

(c)	The Registrant’s Current Reports on Form 8-K filed March 9, 2023, June 22, 2023 and July 27, 2023;

(d)
The description of the Registrant’s ordinary shares, par value $.10 per share, as set forth in Exhibit 4.3 of Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and shall be deemed a part hereof from the date of filing of such documents (other than information deemed furnished and not filed under the rules of the Commission, unless otherwise expressly stated therein).

For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such document or such statement in such document.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

 Not applicable.

Item 6.  Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

Articles. The Registrant’s Fourth Amended and Restated Memorandum and Articles of Association (the “Articles”) provides, among other things, that: the Registrant’s directors and officers, secretary, and any person appointed to a committee by the Board of Directors who have acted in relation to any of the affairs of the Registrant shall be indemnified and secured harmless out of the assets of the Registrant from and against all actions, costs, charges, losses, damages and expenses which they shall or may incur or sustain by or by reason of any act done, concurred in or omitted (actual or alleged) in or about the execution of their duty, or supposed duty, or in their respective offices or trusts, and none of them shall be answerable for the acts, receipts, neglects or defaults of the others of them or for joining in any receipts for the sake of conformity, or for any bankers or other persons with whom moneys or effects belonging to the Registrant shall or may be lodged or deposited for safe custody, or for insufficiency or deficiency of any security upon which any moneys of or belonging to the Registrant shall be placed out on or invested, or for any other loss, misfortune or damage which may happen in the execution of their respective offices or trusts, or in relation thereto; provided, that, this indemnity shall not extend to any matter in respect of any willful negligence, willful default, fraud or dishonesty which may attach to such persons.

Deed of Indemnity. Further, the Registrant has entered into a Deed of Indemnity (the “Deed”) with its directors and officers. Pursuant to the Deed, the Registrant agrees to indemnify and hold harmless any indemnitee to the fullest extent permitted by law, against any and all expenses and losses, and any local or foreign stamp duties or taxes imposed as a result of the actual or deemed receipt of any payments under the Deed, that are paid or incurred by the indemnitee in connection with such proceeding. Further, the Registrant will indemnify and hold harmless any indemnitee for all expenses paid or incurred by indemnitee in connection with each successfully resolved claim, issue or matter on which indemnitee was successful as well as advance, to the fullest extent permitted by law, any and all expenses paid or incurred by indemnitee in connection with any covered proceeding (whether prior to or after its final disposition).

Article 5 of the Deed also provides that to the fullest extent permitted by law, if the indemnification provided for in the Deed is unavailable to the indemnitee for any reason whatsoever, the Registrant, in lieu of the indemnifying indemnitee, will contribute the amount of expenses or losses incurred or paid by the indemnitee in connection with any proceeding in proportion to the relative benefits received by the Registrant and all of the Registrant’s officers, directors, and employees other than the indemnitee who are or would be jointly liable with the indemnitee, on the one hand, and indemnitee, on the other hand, from the transaction from which such proceeding arose; provided, however, that the proportion determined on the basis of relative benefit may, to the extent necessary to conform to law, be further adjusted by reference to the relative fault of the Registrant and all of the officers, directors, and employees of the Registrant other than the indemnitee who are jointly liable with the indemnitee, on the one hand, and the indemnitee, on the other hand, in connection with the events that resulted in such expenses and losses, as well as any other equitable considerations which applicable law may require to be considered.

Liability Insurance. The Registrant also maintains directors and officers insurance to insure such persons against certain liabilities, which includes coverage for liability under the federal securities laws.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.
EXHIBIT INDEX

Exhibit Number	Exhibit Description

4.1	Greenlight Capital Re, Ltd. 2023 Omnibus Incentive Plan (incorporated by reference to Appendix E of the Registrant’s Definitive Proxy Statement filed April 26, 2023)

5.1	Opinion of Counsel for the Registrant

23.1	Consent of Counsel for the Registrant (included in Exhibit 5.1)

23.2	Consent of Deloitte Ltd.

23.3	Consent of BDO USA, LLP.

23.4	Consent of Ernst & Young Ltd.

24.1	Powers of Attorney (included on the signature pages hereto)

107	Filing Fee Table

Item 9.  Undertakings.

1.      The undersigned Registrant hereby undertakes:

(a)     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)      to include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)      to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)      to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(b)      That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.      The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of George Town, Grand Cayman, Cayman Islands on July 31, 2023.

GREENLIGHT CAPITAL RE, LTD.

/s/Simon Burton
Simon Burton Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of Faramarz Romer and Simon Burton as such person’s true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, to sign any and all amendments (including post-effective amendments) to this Registration Statement and all other documents in connection therewith, and to file the same, with all exhibits thereto, with the Securities and Exchange Commission.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on July 31, 2023.

/s/Simon Burton Simon Burton Director, Chief Executive Officer (Principal Executive Officer)	/s/ Victoria Guest Victoria Guest Director
/s/David Einhorn David Einhorn Director	/s/Ian Isaacs Ian Isaacs Director
/s/Johnny Ferrari Johnny Ferrari Director	/s/Bryan Murphy Bryan Murphy Director
/s/Ursuline Foley Ursuline Foley Director	/s/ Joseph Platt Joseph Platt Director
/s/Leonard Goldberg Leonard Goldberg Director	/s/ Daniel Roitman Daniel Roitman Director
/s/ Faramarz Romer Faramarz Romer Chief Financial Officer (Principal Financial and Accounting Officer)